Unaudited Accounts

for the Period 1 January 2019 to 30 June 2021

for

Mastermind Principles Ltd

Independent Chartered Certified Accountants' Review Report to the Director of Mastermind Principles Ltd

We have reviewed the financial statements of Mastermind Principles Ltd for the period ended 30 June 2021, which comprise the Income Statement, Balance Sheet. The financial reporting framework that has been applied in their preparation is applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice), including Financial Reporting Standard 102 'The Financial Reporting Standard applicable in the UK and Republic of Ireland'.

This report is made solely to the company's director in accordance with our terms of engagement. Our review has been undertaken so that we might state to the director those matters that we have agreed with him in our engagement letter and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company's director for our work, for this report or the conclusions we have formed.

Director's responsibility for the financial statements

As explained more fully in the Director's Responsibilities Statement set out in the Audited Accounts for the year ended 31st December 2020, the director is responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view.

Accountants' responsibility

Our responsibility is to express a conclusion based on our review of the financial statements. We conducted our review in accordance with International Standard on Review Engagements (ISRE) 2400 (Revised), 'Engagements to review historical financial statements' and ICAEW Technical Release TECH 09/13AAF 'Assurance review engagements on historical financial statements'. ISRE 2400 also requires us to comply with the ICAEW Code of Ethics.

Scope of the assurance review

A review of financial statements in accordance with ISRE 2400 (Revised) is a limited assurance engagement. We have performed additional procedures to those required under a compilation engagement. These primarily consist of making enquiries of management and others within the entity, as appropriate, applying analytical procedures and evaluating the evidence obtained. The procedures performed in a review are substantially less than those performed in an audit conducted in accordance with International Standards on Auditing (UK and Ireland). Accordingly, we do not express an audit opinion on these financial statements.

Conclusion

Based on our review, nothing has come to our attention that causes us to believe that the financial statements have not been prepared:

- so as to give a true and fair view of the state of the company's affairs as at 30 June 2021 and of its profit for the period then ended;
- in accordance with United Kingdom Generally Accepted Accounting Practice; and
- in accordance with the requirements of the Companies Act 2006.

SKS Bailey Group Ltd

SKS Bailey Group Limited
Yoden House
30 Yoden Way
Peterlee
Co. Durham
SR8 1AL

Date: 23/12/21

Mastermind Principles Ltd

Income Statement
for the Period 1 January 2019 to 30 June 2021

	6 mths to 30 June 2021 £	12 mths to 31 Dec 2020 £	6 mths to 30 June 2020 £	12 mths to 31 Dec 2019 £
Turnover				
Sales	1,530,560	2,790,102	1,482,516	2,938,775
	1,530,560	2,790,102	1,482,516	2,938,775
Cost of sales				
Opening stock	-	11,197	11,197	-
Purchases	158,307	376,138	238,489	727,403
Coaching and mentoring	159,108	178,386	133,225	264,763
Commissions payable	123,875	176,832	97,575	366,843
Advertising	18,942	62,811	15,460	61,920
Closing stock	-	-	(11,197)	(11,197)
	460,232	805,364	484,749	1,409,732
GROSS PROFIT	1,070,328	1,984,738	997,767	1,529,043
Other income				
Rent received	6,000	12,000	6,000	21,000
Sponsorship	-	1,667	1,667	-
Bank interest receivable	5,250	5,257	5,257	9,578
	11,250	18,924	12,924	30,578
Expenditure				
Wages	248,069	521,559	242,627	548,777
JRS grant	-	(35,005)	-	-
Pensions	5,577	12,282	-	10,450
Rent	15,705	40,793	25,525	128,064
Insurance	11,729	21,240	10,932	17,613
Directors' salaries	6,250	12,500	6,250	9,363
Telephone	5,917	13,378	7,038	14,380
Post and stationery	1,050	4,631	5,216	7,251
Travelling	787	14,420	13,094	52,281
Repairs and renewals	-	484	17,188	-
Household and cleaning	-	11,463	-	3,643
Staff recruitment costs	-	253	253	19,074
Computer costs	32,408	43,639	36,905	57,917
Sundry expenses	5,693	4,886	7,242	2,793
Staff training	1,045	33,905	6,077	28,657
Accountancy	2,100	1,500	2,100	2,083
Subscriptions	-	2,488	-	1,247
Professional fees	-	67,374	-	62,194
Legal and professional fees	3,372	-	3,660	1,272
Depreciation of tangible fixed assets				
Plant and machinery	-	4,266	-	320
Hire of plant and machinery	3,673	3,941	3,941	4,858
Entertainment	-	51	-	1,462
Bad debts	-	557,753	-	112,049
	343,375	1,337,801	388,048	1,085,748

Mastermind Principles Ltd

Income Statement
for the Period 1 January 2019 to 30 June 2021

	6 mths to 30 June 2021 £	12 mths to 31 Dec 2020 £	6 mths to 30 June 2020 £	12 mths to 31 Dec 2019 £
Finance costs				
Bank charges	34,183	51,272	23,506	65,084
Bank interest on loans	6,825	58,445	33,318	73,009
Non bank interest on loans	-	-	-	38
Interest on CT	200	-	-	-
	41,208	109,717	56,824	138,131
Total overheads less other income	373,333	1,428,594	431,948	1,193,301
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION	696,995	556,144	565,819	335,742
Taxation				
Corporation Tax	132,429	105,755	107,505	158,004
	132,429	105,755	107,505	158,004
PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION	564,566	450,389	458,314	177,738
Dividends				
Interim	40,000	-	-	-
Final	-	40,000	-	39,513
	40,000	40,000	-	39,513
PROFIT FOR THE PERIOD AFTER TAXATION AND DIVIDENDS	524,566	410,389	458,314	138,225

Mastermind Principles Ltd (Registered number: 07106363)

Balance Sheet
30 June 2021

	6 mths to 30 June 2021 £	12 mths to 31 Dec 2020 £	6 mths to 30 June 2020 £	12 mths to 31 Dec 2019 £
FIXED ASSETS				
Plant and machinery	18,263	17,063	21,329	17,472
	18,263	17,063	21,329	17,472
CURRENT ASSETS				
Stocks	-	-	11,197	11,197
Trade debtors	655,216	591,645	678,739	548,782
Provision for bad debts	(230,695)	(238,995)	(247,870)	(250,470)
Amount due from related party	3,066,260	1,113,194	3,064,695	742,185
Directors' current accounts	969,752	1,012,366	172,235	(37,514)
Other debtors	-	1,157,349	-	1,746,791
Prepayments and accrued income	26,827	3,437	2,076	20,138
Cash in hand	-	230	-	438
Bank account	93,895	40,006	53,493	(19,745)
	4,581,255	3,679,232	3,734,565	2,761,802
CURRENT LIABILITIES				
Trade creditors	(60,108)	(60,398)	(91,815)	(79,334)
VAT	(262,228)	(246,425)	(237,647)	(123,198)
Corporation tax	(301,488)	(263,759)	(265,510)	(192,761)
Social security and other tax	(16,327)	(11,977)	(25,290)	(10,836)
Other creditors	-	(52,880)	-	(10,804)
Amounts due to related parties	(698,730)	(398,777)	(341,912)	(128,994)
Accrued expenses	(741,374)	(707,383)	(791,098)	(887,040)
Other loans	(82,000)	(82,000)	(82,000)	(82,000)
	2,162,255	1,823,599	1,835,272	1,514,967
LONG TERM LIABILITIES				
Other creditors	198,000	198,000	198,000	-
	198,000	198,000	198,000	-
	2,239,263	1,674,696	1,722,622	1,264,307
CAPITAL AND RESERVES				
Called up share capital	2	2	2	2
Profit and loss account	2,239,261	1,674,694	1,722,620	1,264,305
	2,239,263	1,674,696	1,722,622	1,264,307